                                                  REGISTRATION NO. 333-
       ================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                              ------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ------------------
                             CMS ENERGY CORPORATION
           (Exact name of registrant as specified in its charter)

        MICHIGAN                                        38-2726431
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)

                        FAIRLANE PLAZA SOUTH, SUITE 1100
                             330 TOWN CENTER DRIVE
                            DEARBORN, MICHIGAN 48126
                                  313-436-9200
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                         ----------------------------


                                 ALAN M. WRIGHT
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                             CMS ENERGY CORPORATION
                        Fairlane Plaza South, Suite 1100
                             330 Town Center Drive
                            Dearborn, Michigan 48126
                                  313-436-9200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With copies to:

                          MICHAEL D. VAN HEMERT, ESQ.
                           ASSISTANT GENERAL COUNSEL
                             CMS ENERGY CORPORATION
                        Fairlane Plaza South, Suite 1100
                             330 Town Center Drive
                            Dearborn, Michigan 48126
                                (313) 436-9200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: []
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
                              ------------------

                                      CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                        Proposed maximum      Proposed maximum     Amount of
Title of each class of                            Amount being          offering price       aggregate offering   registration
securities to be registered                        registered               unit(1)               price(1)           fee
-------------------------------------------------------------------------------------------------------------------------------
7 3/8% Unsecured Notes
Due 2000, Series B                                $300,000,000               100%             $300,000,000      $88,500.00
===============================================================================================================================

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
    SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING THE LOCATION IN THE PROSPECTUS OF THE
                   INFORMATION REQUIRED BY PART I OF FORM S-4



ITEM NUMBER AND CAPTION                                             LOCATION IN THE PROSPECTUS
-----------------------                                             --------------------------
A.  Information About the Transaction

   1.    Forepart of Registration Statement and
         Outside Front Cover Page of the Prospectus . . . . . .     Front Cover Page of the Registration Statement; Outside
                                                                    Front Cover Page of the Prospectus

   2.    Inside Front and Outside Back Cover Pages of the
         Prospectus . . . . . . . . . . . . . . . . . . . . . .     Inside Front Cover Page of the Prospectus; Outside Back Cover
                                                                    Page of the Prospectus

   3.    Risk Factors, Ratio of  Earnings to Fixed Charges the
         Charges and Other Information  . . . . . . . . . . . .     Prospectus Summary; Selected Consolidated Financial Data;
                                                                    Ratio of Earnings to Fixed Charges; Incorporation of Certain
                                                                    Documents  by Reference

   4.    Terms of the Transaction . . . . . . . . . . . . . . .     Prospectus Summary; Use of Proceeds; The Exchange Offer;
                                                                    Description of Exchange Notes; Certain United States Federal
                                                                    Income Tax Consequences; Plan of Distribution

   5.    Pro Forma Financial Information  . . . . . . . . . . .     Capitalization

   6.    Material Contracts with the Company Being
         Acquired . . . . . . . . . . . . . . . . . . . . . . .               *

   7.    Additional Information Required for Reoffering
         by Persons and Parties Deemed to be Underwriters . . .               *

   8.    Interests of Named Experts and Counsel . . . . . . . .     Legal Matters; Independent Public Accountants

   9.    Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities . . . . . . . . . . . .               *

B. Information About the Registrant

   10.   Information with Respect to S-3 Registrants  . . . . .     Available Information; Incorporation of Certain Documents by
                                                                    Reference; Prospectus Summary; CMS Energy, Selected
                                                                    Consolidated Financial Data; Use of Proceeds; Ratio of
                                                                    Earnings to Fixed Charges; Capitalization;

   11.   Incorporation of Certain Information by
         Reference  . . . . . . . . . . . . . . . . . . . . . .     Incorporation of Certain Documents by Reference

   12.   Information With Respect to S-2 or S-3
         Registrants  . . . . . . . . . . . . . . . . . . . . .               *

   13.   Incorporation of Certain Information by
         Reference  . . . . . . . . . . . . . . . . . . . . . .               *

   14.   Information With Respect to Registrants Other
         Than S-3 or S-2 Registrants  . . . . . . . . . . . . .               *


C. Information About the Company Being Acquired

   15.   Information With Respect to S-3 Companies  . . . . . .               *

   16.   Information With Respect to S-2 or S-3
         Companies  . . . . . . . . . . . . . . . . . . . . . .               *

   17.   Information With Respect to Companies Other than
         S-3 or S-2 Companies . . . . . . . . . . . . . . . . .               *

D. Voting and Management Information

   18.   Information if Proxies, Consents or Authorizations are
         to be Solicited  . . . . . . . . . . . . . . . . . . .               *

   19.   Information if Proxies, Consents or Authorizations are
         not to be Solicited, or in an Exchange Offer . . . . .     Directors and Executive Officers; Executive Compensation; The
                                                                    Exchange Offer


-----------------
* Item is omitted because response is negative or item is inapplicable.

PROSPECTUS
DATED JANUARY  , 1998
                               OFFER TO EXCHANGE
                   7 3/8% UNSECURED NOTES DUE 2000, SERIES B
    FOR ANY AND ALL OUTSTANDING 7 3/8% UNSECURED NOTES DUE 2000, SERIES A OF

                              [CMS ENERGY LOGO]

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON              , 1998, UNLESS EXTENDED.

CMS Energy Corporation, a Michigan corporation ("CMS Energy"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange up to an aggregate principal amount of $300 million of its 7 3/8% Unsecured Notes Due 2000, Series B (the "Exchange Notes") for an equal principal amount of its 7 3/8% Unsecured Notes Due 2000, Series A (the "Notes"). The Exchange Notes will be substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions, registration rights and interest rate step-up provisions applicable only to the Notes. The Notes have been, and the Exchange Notes will be, issued under the Senior Debt Indenture (as defined herein). The Exchange Notes will bear interest from November 7, 1997 (the date of issuance of the Notes for which the Exchange Offer is being made) or from the most recent interest payment date to which interest on the Notes has been paid, at a rate equal to 7 3/8% per annum. Interest on the Exchange Notes will be payable semiannually on May 15 and November 15, commencing May 15, 1998. The Exchange Notes will mature on November 15, 2000. The Exchange Notes are redeemable at the option of CMS Energy, in whole or in part, at any time or from time to time, on not less than 30 days' notice, at the redemption prices determined as described herein, together with accrued interest to the date fixed for redemption. In the event of any Change in Control (as defined herein), a Holder (as defined herein) may require CMS Energy to purchase all or any part of such Holder's Notes at a price equal to 101% of their principal amount, plus interest accrued thereon, if any, to the date of purchase. See "Description of Exchange Notes" herein.

The Exchange Notes will be unsecured debt securities of CMS Energy. As of September 30, 1997, CMS Energy had outstanding approximately $1.984 billion aggregate principal amount of indebtedness, none of which was secured. None of such indebtedness would be senior to the Exchange Notes and the Exchange Notes will not be senior to such indebtedness, except as described herein. The Exchange Notes will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of CMS Energy. See "Description of Exchange Notes-General."

The Notes were sold by CMS Energy on November 7, 1997 to the Initial Purchasers (as defined herein) who offered a portion of the Notes in the United States to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and the remainder of the Notes were offered by the Initial Purchasers in reliance on Regulation S under the Securities Act. See "The Exchange Offer." Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available.

                                                        (Continued on next page)



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
              THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January   , 1998.

The Exchange Notes are being offered hereunder in order to satisfy certain obligations of CMS Energy contained in the Registration Rights Agreement dated as of November 7, 1997 (the "Registration Rights Agreement") by and among CMS Energy and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., CIBC Oppenheimer Corp., Morgan Stanley & Co. Incorporated, and Salomon Brothers Inc (the last five named entities collectively referred to herein as the "Initial Purchasers"), with respect to the initial sale of the Notes.

CMS Energy will not receive any proceeds from the Exchange Offer. CMS Energy will pay all the expenses incident to the Exchange Offer. Tenders of Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. See "The Exchange Offer."

The Exchange Offer is being made in reliance on certain no-action positions that have been published by the staff of the Securities and Exchange Commission (the "Commission") which require each tendering noteholder to represent that it is acquiring the Exchange Notes in the ordinary course of its business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

There has not previously been any public market for the Exchange Notes. CMS Energy does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that an active market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions, CMS Energy's financial conditions and other factors. Such conditions might cause the Exchange Notes, to the extent they are actively traded, to trade at a significant discount from face value.

The Exchange Offer will expire at 5:00 p.m., New York City time, on
1998, or such later date and time to which it may be extended by CMS Energy,
which in no event shall be later than             1998.  The Exchange Offer is
not conditioned upon any minimum principal amount of Notes being tendered for exchange pursuant to the Exchange Offer.

                             AVAILABLE INFORMATION

CMS Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. CMS Energy has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby (the "Exchange Offer Registration Statement"). This Prospectus, which constitutes a part of the Exchange Offer Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Exchange Offer Registration Statement as permitted by the rules and regulations of the Commission. For further information about CMS Energy and the Exchange Notes offered hereby, reference is made to the Exchange Offer Registration Statement, including the exhibits thereto, which may, along with reports, proxy statements and other information filed by CMS Energy with the Commission pursuant to the informational requirements of the Exchange Act, be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60601; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). The outstanding shares of CMS Energy common stock are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by CMS Energy (File No. 001-9513) are incorporated by reference in this Prospectus:

(a) CMS Energy's Annual Report on Form 10-K for the year ended December 31,
1996;
(b) CMS Energy's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; and
(c) CMS Energy's Current Reports on Form 8-K dated March 7, April 24, May 1, June 5, June 11, July 1, August 21, and December 23, 1997.

All documents and reports subsequently filed by CMS Energy with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN. CMS ENERGY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE HEREIN, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE DIRECTED TO CMS ENERGY CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES LOCATED AT FAIRLANE PLAZA SOUTH, SUITE 1100, 330 TOWN CENTER DRIVE, DEARBORN, MICHIGAN 48126, ATTENTION: OFFICE OF THE SECRETARY, TELEPHONE: (313) 436-9200. IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY            , 1998.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document, which is also deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Certain information contained in this Prospectus summarizes, is based upon or refers to information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                               PROSPECTUS SUMMARY

The following is a summary of certain information contained elsewhere or incorporated by reference in this Prospectus and is qualified in its entirety by such more detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this Prospectus.

                                                  THE NOTE OFFERING

THE NOTES   . . . . . . . . . . . . . . . . . . . The Notes were sold by CMS
                                                  Energy on November 7, 1997
                                                  (the "Issue Date"), and were
                                                  subsequently offered to
                                                  qualified institutional
                                                  buyers pursuant to Rule 144A
                                                  and to institutional
                                                  investors that are accredited
                                                  investors in a manner exempt
                                                  from registration under the
                                                  Securities Act as well as to
                                                  purchasers pursuant to
                                                  Regulation S under the
                                                  Securities Act.

REGISTRATION RIGHTS AGREEMENT . . . . . . . . . . In connection with the offering of the Notes, CMS
                                                  Energy entered into the
                                                  Registration Rights
                                                  Agreement, which granted
                                                  holders of the Notes certain
                                                  exchange and registration
                                                  rights. The Exchange Offer is
                                                  intended to satisfy the
                                                  obligations of CMS Energy
                                                  with respect to such exchange
                                                  and registration rights
                                                  which, except for limited
                                                  instances involving the
                                                  Initial Purchasers (as
                                                  defined in the Registration
                                                  Rights Agreement) or Holders
                                                  (as defined in the
                                                  Registration Rights
                                                  Agreement) who are not
                                                  eligible to participate in
                                                  the Exchange Offer, terminate
                                                  upon the consummation of the
                                                  Exchange Offer.  See "The
                                                  Exchange Offer."

                                                  THE EXCHANGE OFFER

SECURITIES OFFERED  . . . . . . . . . . . . . . . $300 million aggregate principal amount of 7 3/8%
                                                  Unsecured Notes due 2000,
                                                  Series B.

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . The Exchange Notes are
                                                  being offered in exchange for
                                                  an equal principal amount of
                                                  Notes.  As of the date
                                                  hereof, $300 million
                                                  aggregate principal amount of
                                                  Notes are outstanding.  The
                                                  Notes may be tendered only
                                                  in integral multiples of
                                                  $1,000.

RESALE OF EXCHANGE NOTES  . . . . . . . . . . . . Based on interpretations by the Staff of the
                                                  Commission as set forth in no
                                                  action letters issued to
                                                  third parties, CMS Energy
                                                  believes that the Exchange
                                                  Notes issued pursuant to the
                                                  Exchange Offer may be offered
                                                  for resale, resold or
                                                  otherwise transferred by any
                                                  holder thereof (other than
                                                  any such holder that is a
                                                  broker-dealer or an
                                                  "affiliate" of CMS Energy
                                                  within the meaning of Rule
                                                  405 under the Securities Act)
                                                  without compliance with the
                                                  registration and prospectus
                                                  delivery provisions of the
                                                  Securities Act, provided that
                                                  (i) such Exchange Notes are
                                                  acquired in the ordinary
                                                  course of business, (ii) at
                                                  the time of the commencement
                                                  of the Exchange Offer, such
                                                  holder has no arrangement
                                                  with any person to
                                                  participate in a distribution
                                                  of the Exchange Notes and
                                                  (iii) such holder is not
                                                  engaged in, and does not
                                                  intend to engage in, a
                                                  distribution of the Exchange
                                                  Notes. By tendering the Notes
                                                  in exchange for the Exchange
                                                  Notes, each holder will
                                                  represent to CMS Energy
                                                  that: (i) it is not such an
                                                  affiliate of CMS Energy, (ii)
                                                  any Exchange Notes to be
                                                  received by it will be
                                                  acquired in the ordinary
                                                  course of business and (iii)
                                                  at the time of the
                                                  commencement of the Exchange
                                                  Offer it is not engaged in,
                                                  and does not intend to engage
                                                  in, and has no arrangement or
                                                  understanding with any person
                                                  to participate in, a
                                                  distribution of the Exchange
                                                  Notes.  If a holder of Notes
                                                  is unable to make the
                                                  foregoing representations,
                                                  such holder
                                                  may not rely on the applicable
                                                  interpretations of the Staff
                                                  of the Commission and must
                                                  comply with the registration
                                                  and prospectus delivery
                                                  requirements of the
                                                  Securities Act in connection
                                                  with any secondary resale
                                                  transaction.

                                                  Each broker-dealer that
                                                  receives Exchange Notes for
                                                  its own account pursuant to
                                                  the Exchange Offer must
                                                  acknowledge that it will
                                                  deliver a prospectus  in
                                                  connection with any resale of
                                                  such Exchange Notes. The
                                                  Letter of Transmittal states
                                                  that, by so acknowledging and
                                                  by delivering a prospectus, a
                                                  broker-dealer will not be
                                                  deemed to admit that it is an
                                                  "underwriter" within the
                                                  meaning of the Securities
                                                  Act. This Prospectus, as it
                                                  may be amended or
                                                  supplemented from time to
                                                  time, may be used by a
                                                  broker-dealer in connection
                                                  with resales of the Exchange
                                                  Notes received in exchange
                                                  for the Notes where such
                                                  Exchange Notes were acquired
                                                  by such broker-dealer as a
                                                  result of market-making
                                                  activities or other trading
                                                  activities. CMS Energy has
                                                  agreed that, starting on the
                                                  Expiration Date and ending on
                                                  the close of business on the
                                                  first anniversary of the
                                                  Expiration Date, it will make
                                                  this Prospectus available to
                                                  any broker-dealer for use in
                                                  connection with any such
                                                  resale.  See "Plan of
                                                  Distribution."

                                                  To comply with the securities
                                                  laws of certain
                                                  jurisdictions, it may be
                                                  necessary to qualify for sale
                                                  or to register the
                                                  Exchange Notes prior to
                                                  offering or selling such
                                                  Exchange Notes. CMS Energy
                                                  has agreed, pursuant to the
                                                  Registration Rights Agreement
                                                  and subject to certain
                                                  specified limitations
                                                  therein, to cooperate with
                                                  selling Holders or
                                                  underwriters in connection
                                                  with the registration and
                                                  qualification of the Exchange
                                                  Notes for offer or sale under
                                                  the securities or "blue sky"
                                                  laws of such jurisdictions as
                                                  may be necessary to permit
                                                  the holders of Exchange Notes
                                                  to trade the Exchange Notes
                                                  without any restrictions or
                                                  limitations under the
                                                  securities laws of the
                                                  several states of the United
                                                  States.

CONSEQUENCES OF FAILURE TO
EXCHANGE NOTES  . . . . . . . . . . . . . . . . . Upon consummation of the
                                                  Exchange Offer, subject to
                                                  certain limited exceptions,
                                                  holders of Notes who do not
                                                  exchange their Notes for
                                                  Exchange Notes in the
                                                  Exchange Offer will no longer
                                                  be entitled to registration
                                                  rights and will not be able
                                                  to offer or sell their Notes,
                                                  unless such Notes are
                                                  subsequently registered
                                                  under the Securities Act
                                                  (which, subject to certain
                                                  limited exceptions, CMS
                                                  Energy will have no
                                                  obligation to do), except
                                                  pursuant to an exemption
                                                  from, or in a transaction not
                                                  subject to, the Securities
                                                  Act and applicable state
                                                  securities laws.  See "The
                                                  Exchange Offer -
                                                  Consequences of Failure to
                                                  Exchange."

EXPIRATION DATE   . . . . . . . . . . . . . . . . 5:00 p.m., New York City
                                                  time, on               ,
                                                  1998, unless the Exchange
                                                  Offer is extended, in which
                                                  case the term "Expiration
                                                  Date" means the latest date
                                                  and time to which the
                                                  Exchange Offer is extended.

CONDITIONS TO THE EXCHANGE OFFER  . . . . . . . . The Exchange Offer is not
                                                  conditioned upon any minimum
                                                  principal amount of Notes
                                                  being tendered for exchange.
                                                  However, the Exchange Offer
                                                  is subject to certain
                                                  customary conditions, which
                                                  may be waived by CMS Energy.
                                                  See "The Exchange Offer-
                                                  Conditions." Except for the
                                                  requirements of applicable
                                                  United States federal and
                                                  state securities laws, there
                                                  are no United States federal
                                                  or state regulatory
                                                  requirements to be complied
                                                  with or obtained by CMS
                                                  Energy in connection with the
                                                  Exchange Offer.

PROCEDURES FOR TENDERING
NOTES . . . . . . . . . . . . . . . . . . . . . . Each holder of Notes wishing to accept the
                                                  Exchange Offer must complete,
                                                  sign and date the Letter of
                                                  Transmittal, or a facsimile
                                                  thereof, in accordance with
                                                  the instructions contained
                                                  herein and therein, and mail
                                                  or otherwise deliver such
                                                  Letter of Transmittal, or
                                                  such facsimile, together with
                                                  any other required
                                                  documentation to the Exchange
                                                  Agent at the address set
                                                  forth herein and effect a
                                                  tender of Notes pursuant to
                                                  the procedures for book-entry
                                                  transfer as provided for
                                                  herein. See "The Exchange
                                                  Offer - Procedures for
                                                  Tendering" and "-Book-Entry
                                                  Transfer."

GUARANTEED DELIVERY PROCEDURES  . . . . . . . . . Holders of Notes who wish to tender their Notes and who
                                                  cannot deliver their Notes
                                                  and a properly completed
                                                  Letter of Transmittal or any
                                                  other documents required by
                                                  the Letter of Transmittal to
                                                  the Exchange Agent prior to
                                                  the Expiration Date may
                                                  tender their Notes according
                                                  to the guaranteed delivery
                                                  procedures set forth under
                                                  "The Exchange Offer -
                                                  Guaranteed Delivery
                                                  Procedures."

WITHDRAWAL RIGHTS . . . . . . . . . . . . . . . . Tenders of Notes may be
                                                  withdrawn at any time prior
                                                  to 5:00 p.m., New York City
                                                  time, on the Expiration Date.
                                                  To withdraw a tender of
                                                  Notes, a written or facsimile
                                                  transmission notice of
                                                  withdrawal must be received
                                                  by the Exchange Agent at its
                                                  address set forth under "The
                                                  Exchange Offer-Exchange
                                                  Agent" prior to 5:00 p.m.,
                                                  New York City time, on the
                                                  Expiration Date.

ACCEPTANCE OF NOTES
AND DELIVERY OF EXCHANGE NOTES  . . . . . . . . . Subject to certain conditions, any and all Notes
                                                  that are properly tendered in
                                                  the Exchange Offer prior to
                                                  5:00 p.m., New York City
                                                  time, on the Expiration Date
                                                  will be accepted for
                                                  exchange. The Exchange Notes
                                                  issued pursuant to the
                                                  Exchange Offer will be
                                                  delivered promptly following
                                                  the Expiration Date. See "The
                                                  Exchange Offer - Acceptance
                                                  of Notes for Exchange;
                                                  Delivery of Exchange Notes."

CERTAIN UNITED STATES TAX CONSEQUENCES  . . . . . The exchange of Notes for
                                                  Exchange Notes will not
                                                  constitute a taxable exchange
                                                  for United States federal
                                                  income tax purposes.  See
                                                  "Certain United States
                                                  Federal Income Tax
                                                  Consequences."

EXCHANGE AGENT  . . . . . . . . . . . . . . . . . NBD Bank is serving as exchange agent (the "Exchange
                                                  Agent") in connection with
                                                  the Exchange Offer.

FEES AND EXPENSES . . . . . . . . . . . . . . . . All expenses incident to
                                                  CMS Energy's consummation of
                                                  the Exchange Offer and
                                                  compliance with the
                                                  Registration Rights Agreement
                                                  will be borne by CMS Energy.
                                                  See "The Exchange Offer- Fees
                                                  and Expenses."

USE OF PROCEEDS . . . . . . . . . . . . . . . . . There will be no cash proceeds payable to CMS
                                                  Energy from the issuance of
                                                  the Exchange Notes pursuant
                                                  to the Exchange Offer. The
                                                  proceeds from the sale of the
                                                  Notes were used to repay $269
                                                  million of the outstanding
                                                  balance under CMS Energy's
                                                  revolving credit facility, to
                                                  repay $24 million of one of
                                                  CMS Energy's lines of credit,
                                                  and for general corporate
                                                  purposes.  See "Use of
                                                  Proceeds."

                               THE EXCHANGE NOTES

SECURITIES OFFERED  . . . . . . . . . . . . . . . $300 million principal amount of 7 3/8% Unsecured
                                                  Notes Due 2000, Series B
                                                  ("Exchange Notes").

MATURITY  . . . . . . . . . . . . . . . . . . . . November 15, 2000

INTEREST RATE . . . . . . . . . . . . . . . . . . The Exchange Notes will bear interest from November
                                                  7, 1997, the date of issuance
                                                  of the Notes that are
                                                  tendered in exchange for the
                                                  Exchange Notes, at a rate of
                                                  7 3/8% per annum, payable
                                                  semiannually on May 15 and
                                                  November 15 of each year,
                                                  commencing May 15, 1998.  See
                                                  "Description of Exchange
                                                  Notes - Payment and
                                                  Maturity."

OPTIONAL REDEMPTION . . . . . . . . . . . . . . . The Exchange Notes will be redeemable at the option of
                                                  CMS Energy, in whole or in
                                                  part, at any time or from
                                                  time to time, on not less
                                                  than 30 days' notice, at the
                                                  redemption prices determined
                                                  as described herein, together
                                                  with accrued interest to the
                                                  date fixed for redemption.
                                                  See "Description of Exchange
                                                  Notes - Redemption."

CHANGE IN CONTROL . . . . . . . . . . . . . . . . Upon the occurrence of a
                                                  Change in Control, each
                                                  Holder of Exchange Notes may
                                                  require CMS Energy to
                                                  repurchase such Exchange
                                                  Notes, in whole or in part,
                                                  at a price equal to 101% of
                                                  the principal amount thereof,
                                                  plus accrued and unpaid
                                                  interest, if any.  See
                                                  "Description of Exchange
                                                  Notes - Purchase of Exchange
                                                  Notes Upon Change in
                                                  Control."

RANKING . . . . . . . . . . . . . . . . . . . . . The Exchange Notes will be unsecured debt securities of
                                                  CMS Energy. As of September
                                                  30, 1997, CMS Energy had
                                                  outstanding approximately
                                                  $1.984 billion aggregate
                                                  principal amount of
                                                  indebtedness, none of which
                                                  was secured.  None of such
                                                  indebtedness would be senior
                                                  to the Exchange Notes and the
                                                  Exchange Notes will not be
                                                  senior to any such
                                                  indebtedness, except that the
                                                  Exchange Notes will be senior
                                                  to certain subordinated
                                                  debentures in aggregate
                                                  principal amount of $178
                                                  million issued in connection
                                                  with certain trust preferred
                                                  securities of a affiliated
                                                  trust. The Exchange Notes
                                                  will rank on a parity in
                                                  right of payment with all
                                                  other unsecured and
                                                  unsubordinated indebtedness
                                                  of CMS Energy.  See
                                                  "Description of Exchange
                                                  Notes - General."

CERTAIN COVENANTS . . . . . . . . . . . . . . . . The Senior Debt Indenture
                                                  will contain certain
                                                  covenants that, among other
                                                  things, restrict the ability
                                                  of CMS Energy and its
                                                  Restricted Subsidiaries (as
                                                  defined) to:  incur or
                                                  guarantee additional
                                                  indebtedness; make restricted
                                                  payments; create liens; sell
                                                  assets and consolidate, merge
                                                  or sell all or substantially
                                                  all of their assets.  See
                                                  "Description of Exchange
                                                  Notes - Certain Restrictive
                                                  Covenants."

FORM AND DENOMINATION . . . . . . . . . . . . . . The Exchange Notes will be fully registered under the
                                                  Securities Act and will be
                                                  issued in the form of one or
                                                  more Global Notes in fully
                                                  registered form, deposited
                                                  with a custodian for and
                                                  registered in the name of a
                                                  nominee of the Depositary.
                                                  Beneficial interests in the
                                                  Global Notes will be shown
                                                  on, and transfers thereof
                                                  will be effected through,
                                                  records maintained by the
                                                  Depositary and its
                                                  Participants.  See
                                                  "Description of Exchange
                                                  Notes - General."

 EXCHANGE OFFER, REGISTRATION RIGHTS . . . . . . .Pursuant to a Registration
                                                  Rights Agreement among CMS
                                                  Energy and the Initial
                                                  Purchasers, CMS Energy agreed,
                                                  among other things: (i) to
                                                  file a registration statement
                                                  (the "Exchange Offer
                                                  Registration Statement") on or
                                                  prior to 60 days after the
                                                  closing of the offering (the
                                                  "Closing") with respect to an
                                                  offer to exchange the Notes
                                                  for Exchange Notes registered
                                                  under the Securities Act, with
                                                  terms substantially identical
                                                  to those of the Notes (the
                                                  "Exchange Offer") and (ii) to
                                                  use its best efforts to cause
                                                  the Exchange Offer
                                                  Registration Statement to be
                                                  declared effective by the
                                                  Commission on or prior to 120
                                                  days after Closing. In certain
                                                  circumstances, CMS Energy will
                                                  be required to provide a shelf
                                                  registration statement (the
                                                  "Shelf Registration
                                                  Statement") to cover resales
                                                  of the Notes by the Holders
                                                  thereof. If CMS Energy fails
                                                  to satisfy its registration
                                                  obligation under the
                                                  Registration Rights Agreement,
                                                  CMS Energy will be required to
                                                  pay liquidated damages
                                                  ("Liquidated Damages") to the
                                                  Holders of Notes under certain
                                                  circumstances.  See "The
                                                  Exchange Offer - Registration
                                                  Rights; Liquidated Damages."

                                   CMS ENERGY

CMS Energy, incorporated in Michigan in 1987, is the parent holding company of Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers, a combination electric and gas utility company serving in all 68 counties of Michigan's Lower Peninsula, is the largest subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: (i) oil and gas exploration and production; (ii) acquisition, development and operation of independent power production facilities; (iii) energy marketing, risk management and energy management to large utility, commercial and industrial customers; (iv) transmission, storage and processing of natural gas; and (v) international energy distribution.

CMS Energy conducts its principal operations through the following seven business segments: (i) electric utility operations; (ii) gas utility operations; (iii) oil and gas exploration and production operations; (iv) independent power production; (v) energy marketing, services and trading; (vi) natural gas storage, transmission and processing; and (vii) international energy distribution. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations.

CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or businesses both domestically and internationally. Consideration for such transactions may involve the delivery of cash and/or securities.

CMS Energy's 1996 consolidated operating revenue was $4,333 million. This consolidated operating revenue was derived from its electric utility operations (approximately 57% or $2,446 million), its gas utility operations (approximately 30% or $1,282 million), gas transmission, storage and marketing (approximately 7% or $320 million), oil and gas exploration and production activities (approximately 3% or $130 million) and independent power production and other non-utility activities (approximately 3% or $155 million). Consumers' consolidated operations in the electric and gas utility businesses account for the majority of CMS Energy's total assets, revenue and income. The unconsolidated share of non- utility electric generation and distribution and gas transmission and storage revenue for 1996 was $557 million.

Consumers is a public utility serving almost six million of Michigan's nine and one-half million residents in all of the 68 counties in Michigan's Lower Peninsula. Consumers' service area includes automotive, metal, chemical, food and wood products industries and a diversified group of other industries. Consumers' 1996 consolidated operating revenue of $3,770 million was derived approximately 65% ($2,446 million) from its electric utility business, approximately 34% ($1,282 million) from its gas utility business and approximately 1% ($42 million) from its non-utility business. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission.

The foregoing information concerning CMS Energy and its subsidiaries does not purport to be comprehensive. For additional information concerning CMS Energy and its subsidiaries' businesses and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents.

RECENT DEVELOPMENTS

On November 20, 1997, CMS Energy issued 4.142 million shares of CMS Energy common stock, par value $.01 per share ("CMS Energy Common Stock") and used the proceeds for general corporate purposes, including the repayment of long-term debt.

On December 3, 1997, CMS Energy and CMS Energy X-TRAS(sm) Pass-Through Trust I, a statutory business trust created under the Delaware Business Trust Act (the "Trust"), filed a Form S-3 and Form S-1 Registration Statement under the Securities Act to register $150 million of Pass-Through Certificates due 2005 (the "Certificates") and $150 million of Extendible Tenor Rate-Adjusted Securities due 2005 ("X-TRAS(SM)") of CMS Energy. The Trust will use the proceeds of the public offering of the Certificates, together with amounts payable to it under a certain ISDA Master Agreement, to purchase the X-TRAS(sm) from CMS Energy.

On December 4, 1997, CMS Energy and a privately held Brazilian utility, Companhia Forca e luz Cataguazes-Leopoldina ("CFLCL"), announced that the Brazilian State of Sergipe selected CFLCL as the winning bidder in the privatization of the Energipe electric distribution utility. Energipe serves approximately 348,000 customers in Sergipe, located in northeastern Brazil. CFLCL submitted the winning bid of
(US) $520.3 million for 86.4% of the ownership interest of Energipe. CMS Electric and Gas Company, a subsidiary of CMS Energy, has agreed to acquire a 42.6% ownership interest in the CFLCL/Energipe combined company for a price of approximately (US) $180 million and assume an active role in advising the company on technical matters.

On December 19, 1997, the Michigan Public Service Commission issued an ex parte order, responsive to a December 9, 1997 Consumers application, authorizing a voluntary, experimental program that will allow up to 300,000 Michigan natural gas customers to choose their own supplier over the next three years. The new program will begin April 1, 1998, when 100,000 residential, commercial and industrial retail gas sales customers of Consumers will be offered the opportunity to participate on a first-come, first-served basis. An additional 100,000 customers will be allowed to participate in the program in each of the following two years. During the program, Consumer's distribution service rates for all retail gas customers will be frozen. In addition, the gas cost recovery clause will be suspended and the gas commodity charge will be frozen at the 1996-97 rate of $2.8364 per thousand cubic feet (Mcf) for customers who remain full-service sales customers. Finally, an earnings sharing mechanism will provide for refunds to customers in the event that Consumer's actual gas utility business earnings exceed certain predetermined levels.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following is a summary of certain financial information of CMS Energy and its Consolidated Subsidiaries and is qualified in its entirety by, and should be read in conjunction with, the detailed information and CMS Energy's consolidated financial statements and notes thereto included in the Incorporated Documents. See "Incorporation of Certain Documents by Reference."


                                                                                              NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                            -----------------------                             -------------
                                    1992       1993    1994       1995      1996                1996  1997
                                    ----       ----    ----       ----      ----                ----  ----
                                    (in millions, except per share amounts)
INCOME STATEMENT DATA:
Operating revenue                    $3,142     $3,476    $3,614   $3,890    $4,333            $3,150  $3,394
Pretax operating income                 231        439       503      603       677               547     565
Operating expenses                    2,911      3,037     3,111    3,287     3,656             2,603   2,829
Income taxes                           (146)        75        92      118       139               116     107
Net income                           $ (297)    $  155    $  179     $204    $  240            $  196  $  204
Net income (loss) attributable to
common stocks
  CMS Energy                           (297)       155    $  179   $  201    $  226            $  186  $  195
  Class G                                --        --        --         3        14                10       9
Average common shares outstanding
  CMS Energy                             80         81        86       89        92                92      95
  Class G                                --        --        --         8         8                 8       8
Earnings   (loss)   per   average
common share                        $ (3.72)    $ 1.90    $ 2.09   $ 2.27    $ 2.45            $ 2.02  $ 2.04
  CMS Energy Common Stock
  Class G Common Stock                   --        --        --      0.38      1.82              1.38    1.13
Dividends declared per
  common share
  CMS Energy                            .48        .60       .78      .90      1.02               .75     .84
  Class G                                --          -         -      .56      1.15              .855     .90

BALANCE SHEET DATA:

Cash and cash equivalents            $   89     $   28    $   79   $   56    $   56            $   55  $  134
Net plant and property                4,326      4,583     4,814    5,074     5,280             5,177   5,415
Total assets                          6,842      6,958     7,378    8,143     8,615             8,291   9,500
Long-term debt, excluding
  current maturities                  2,725      2,405     2,709    2,906     2,842             2,996   3,060
Non-current  portion  of  capital
  leases                                 98        115       108      106       103                92      82
Notes payable                           215        259       339      341       333               341     394
Other liabilities                    $2,914     $3,050    $2,759   $2,965    $3,179            $2,787  $3,499

Company-obligated mandatorily
redeemable Trust Preferred
Securities  of  Consumers Power
Company Financing I                      --         --        --       --       100               100     100

Company  obligated  mandatorily
redeemable  Trust Preferred
Securities  of  Consumers  Energy
Company Financing II                     --         --        --       --        --                --     120

Company-obligated convertible Trust
Preferred Securities of
CMS Energy Trust I                      163        163       356      356       356               356     238

Common stockholders' equity          $  727     $  966    $1,107   $1,469    $1,702            $1,619  $1,834


                                USE OF PROCEEDS

There will be no cash proceeds payable to CMS Energy from the issuance of the Exchange Notes pursuant to the Exchange Offer. The proceeds from the sale of the Notes were used to repay $269 million of the outstanding balance under CMS Energy's revolving credit facility, to repay $24 million of one of CMS Energy's lines of credit, and for general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for the nine months ended September 30, 1997 and for each of the years ended December 31, 1992 through 1996 are as follows:

                                                                                Year Ended December 31,
                                                 Nine Months           ------------------------------------------
1996                                       Ended September 30, 1997    1992(1)    1993    1994      1995     1996
----                                       ------------------------    -------    ----    ----      ----     ----
Ratio of earnings to fixed charges  . .            2.01                 ---       1.88    2.07      1.94     2.01




(1) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million. Earnings as defined include a $520 million pretax loss on the settlement of MCV power purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation Co.'s reduction in its investment in The Oxford Energy Company. The ratio of earnings to fixed charges would have been 1.33 excluding these amounts.

   For the purpose of computing such ratio, earnings represent net income before income taxes, net interest charges and estimated interest portion of lease rentals.

                                 CAPITALIZATION



The following table sets forth the unaudited consolidated capitalization of CMS Energy at September 30, 1997, and as adjusted to reflect the sale of the Exchange Notes offered hereby, the application of the estimated net proceeds from such sale and certain other items referred to below. See "Use of Proceeds." The table should be read in conjunction with CMS Energy's consolidated financial statements and notes thereto included in the Incorporated Documents. See "Incorporation of Certain Documents by Reference."


                                                                                AT SEPTEMBER 30, 1997
                                                                                ---------------------
                                                                                             AS
                                                                                   ACTUAL  ADJUSTED
                                                                                   ------  --------
                                                                                     (IN MILLIONS)
                                                                                      (UNAUDITED)
Non-current portion of capital leases .........................................    $   82   $   82
Long-term debt:
   Other long-term debt (excluding current maturities)(1)(2)(3)................     3,060    2,945
   Extendible Tenor Rate-Adjusted Securities Due 2005(4).......................       --       150
     Total long-term debt .....................................................     3,060    3,095
                                                                                   ------   ------
Company-obligated mandatorily redeemable Trust Preferred
   Securities of Consumers Power Company Financing I(5)........................       100      100
Company-obligated mandatorily redeemable Trust Preferred
   Securities of Consumers Energy Company Financing II(5) .....................       120      120
Company-obligated convertible Trust Preferred Securities
   of CMS Energy Trust I(5) ...................................................       173      173
Total stockholders' equity:
   Preferred stock of subsidiary ..............................................       238      238
Common stockholders' equity(2)  ...............................................     1,834    1,986
                                                                                  -------   ------
      Total stockholders' equity ..............................................     2,070    2,224
                                                                                  -------   ------
         Total capitalization  ................................................   $ 5,607   $5,794
                                                                                  =======   ======

---------
(1)Adjusted to reflect the issuance on November 7, 1997 of $300 million principal amount of 7 3/8% Senior Unsecured Notes due 2000 and the concurrent repayment of $269 million of the outstanding balance under CMS Energy's revolving credit facility and repayment of $24 million under one of CMS Energy's lines of credit with the proceeds from the issuance of such Senior Unsecured Notes.

(2)Adjusted to reflect net proceeds of $152 million from the issuance of 4.142 million shares of CMS Energy Common Stock on November 20, 1997, which proceeds were used for general corporate purposes including the repayment of long-term debt.

(3)Adjusted to reflect the December 8, 1997 borrowing of $180 million under the Company's revolving credit facility to fund a CMS Energy subsidiary's acquisition of an ownership interest in a Brazilian electric distribution company, and the anticipated repayment of $150 million of such borrowings with the proceeds of the issuance of the Extendible Tenor Rate-Adjusted Securities due 2005.

(4)Adjusted to reflect the proposed issuance of $150 million principal amount of X-TRAS(sm) as filed on December 3, 1997 by CMS Energy and the Trust on a combined Form S-3 and Form S-1 Registration Statement. See "Recent Developments."

(5)The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers Energy Company. The primary asset of Consumers Energy Company Financing II is approximately $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers Energy Company. The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from CMS Energy.

                         DESCRIPTION OF EXCHANGE NOTES

The Exchange Notes will be issued as a series of debt securities under the Indenture dated as of September 15, 1992, as previously supplemented (the "Indenture") and as further supplemented by a Fifth Supplemental Indenture establishing the Exchange Notes (the "Supplemental Indenture") dated as of November 4, 1997, between CMS Energy and NBD Bank, as Trustee (the "Trustee"). The Indenture and the Supplemental Indenture are hereinafter referred to collectively as the "Senior Debt Indenture." The following summaries of certain provisions of the Senior Debt Indenture, the Exchange Notes and the Registration Rights Agreement (as defined herein) do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective documents, including the definitions therein of certain terms. Certain capitalized terms used in this "Description of Exchange Notes" shall have the meanings respectively set forth in the Senior Debt Indenture or Registration Rights Agreement, as applicable. Wherever particular defined terms of the Senior Debt Indenture are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Section references below are references to sections of the Senior Debt Indenture. Copies of the Senior Debt Indenture are available from the Trustee upon request.

The Exchange Notes will be limited to an aggregate principal amount of $300 million. The Senior Debt Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder, from time to time, in one or more series. The Exchange Notes and all other debt securities hereafter issued under the Senior Debt Indenture are collectively referred to herein as the "Senior Debt Securities."

GENERAL

The Exchange Notes will be unsecured debt securities of CMS Energy. As of September 30, 1997, CMS Energy had outstanding approximately $1.984 billion aggregate principal amount of indebtedness, none of which was secured. None of such indebtedness would be senior to the Exchange Notes and the Exchange Notes will not be senior to any such indebtedness, except that the Exchange Notes will be senior to certain subordinated debentures in aggregate principal amount of $178 million, issued in connection with certain preferred securities of a subsidiary trust. The Exchange Notes will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of CMS Energy.

CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. The Exchange Notes will be obligations exclusively of CMS Energy. CMS Energy's ability to service its indebtedness, including the Exchange Notes, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances, and repayment of loans and advances from CMS Energy. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments.

A substantial portion of the consolidated liabilities of CMS Energy have been incurred by its subsidiaries. Therefore, CMS Energy's rights and the rights of its creditors, including Holders of Exchange Notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary (in which case the claims of CMS Energy would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by CMS Energy). As of September 30, 1997, CMS Energy's subsidiaries had total indebtedness for borrowed money (excluding intercompany indebtedness) of approximately $2,780 million.

The Exchange Notes will be issued in the form of one or more Global Exchange Notes, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "Description of Exchange
Notes - Book-Entry; Delivery; Form and Transfer." The Global Exchange Notes will be registered in the name of a nominee of DTC. Each Global Exchange Note (and any Note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "- Book-Entry; Delivery; Form and Transfer - Transfers of Interests in Global Exchange Notes for
Certificated Exchange Notes." Except as set forth herein under "- Book-Entry; Delivery; Form and Transfer - Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes," owners of beneficial interests in a Global Exchange Note will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the Senior Debt Indenture.

PAYMENT AND MATURITY

The Exchange Notes will mature on November 15, 2000, unless redeemed earlier by CMS Energy as described below, and will bear interest at the rate of 7 3/8% per annum.

Each Exchange Note will bear interest from the Issue Date, payable semiannually on May 15 and November 15, commencing May 15, 1998, and at maturity. So long as Exchange Notes are held in the form of one or more Global Exchange Notes, payments of principal, premium, interest and Liquidated Damages (as defined herein), if any, will be payable through the facilities of DTC.

In any case where any interest payment date, repurchase date or maturity of any Exchange Note shall not be a Business Day (as hereinafter defined) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, repurchase date or at maturity; and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

REDEMPTION

The Exchange Notes will be redeemable at CMS Energy's option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of such Exchange Notes being redeemed plus the Applicable Premium, if any, thereon at the time of redemption, together with accrued interest, if any, thereon to the redemption date. In no event will the redemption price ever be less than 100% of the principal amount of the Exchange Notes plus accrued interest to the redemption date.

The following definitions are used to determine the Applicable Premium:

   "Applicable Premium" means, with respect to an Exchange Note (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such Exchange Note (or portion thereof) being redeemed plus all interest payments due on such Note (or portion thereof), which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Exchange Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "Statistical Release") which has become publicly available at least two Business Days prior to the redemption date or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the Exchange Notes; provided, however, that if the average life to stated maturity of the Exchange Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

If less than all of the Exchange Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Exchange Notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Exchange Notes to be redeemed (which, as long as the Exchange Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary (the "Depositary")); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Exchange Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless CMS Energy shall default in the payment of the Exchange Notes or portions thereof to be redeemed at the applicable redemption price, together with interest accrued thereon to such date), interest on the Exchange Notes or the portions thereof so called for redemption shall cease to accrue.

   No sinking fund is provided for the Exchange Notes.

PURCHASE OF EXCHANGE NOTES UPON CHANGE IN CONTROL

In the event of any Change in Control (as defined below) each Holder of an Exchange Note will have the right, at such Holder's option, subject to the terms and conditions of the Senior Debt Indenture, to require CMS Energy to repurchase all or any part of such Holder's Exchange Note on a date selected by CMS Energy that is no earlier than 60 days nor later than 90 days (the "Change in Control Purchase Date") after the mailing of written notice by CMS Energy of the occurrence of such Change in Control at a repurchase price payable in cash equal to 101% of the principal amount of such Exchange Notes plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

Within 30 days after the Change in Control Date, CMS Energy is obligated to mail to each Holder of an Exchange Note a notice regarding the Change in Control, which notice shall state, among other things: (i) that a Change in Control has occurred and that each such Holder has the right to require CMS Energy to repurchase all or any part of such Holder's Exchange Notes at the Change in Control Purchase Price; (ii) the Change in Control Purchase Price;
(iii) the Change in Control Purchase Date; (iv) the name and address of the Paying Agent; and (v) the procedures that Holders must follow to cause the Exchange Notes to be repurchased.

To exercise this right, a Holder must deliver a written notice (the "Change in Control Purchase Notice") to the Paying Agent at its corporate trust office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the portion of the principal amount of any Exchange Notes to be repurchased, which must be $1,000 or an integral multiple thereof; (ii) that such Exchange Notes are to be repurchased by CMS Energy pursuant to the applicable change-in-control provisions of the Senior Debt Indenture; and (iii) unless the Exchange Notes are represented by one or more Global Exchange Notes, the certificate numbers of the Exchange Notes to be repurchased.

Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Exchange Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

If an Exchange Note is represented by a Global Exchange Note, the Depositary or its nominee will be the holder of such Exchange Note and therefore will be the only entity that can require CMS Energy to repurchase Exchange Notes upon a Change in Control. To obtain repayment with respect to such Exchange Note upon a Change in Control, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Exchange Note (i) the Change in Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States and (ii) instructions to such broker or other entity to notify the Depositary of such beneficial owner's desire to cause CMS Energy to repurchase such Exchange Notes. Such broker or other entity will provide to the Paying Agent (i) a Change in Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the Paying Agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Exchange Notes by CMS Energy.

Payment of the Change in Control Purchase Price for an Exchange Note in registered, certificated form (a "Certificated Note") for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Exchange Note (together with necessary endorsements) to the Paying Agent at its office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Certificated Exchange Note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Certificated Exchange Note.

If the Paying Agent holds, in accordance with the terms of the Senior Debt Indenture, money sufficient to pay the Change in Control Purchase Price of an Exchange Note on the Business Day following the Change in Control Purchase Date for such Exchange Note, then, on and after such date, interest on such Exchange Note will cease to accrue, whether or not such Exchange Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the Exchange Note).

Under the Senior Debt Indenture, a "Change in Control" means an event or series of events by which (i) CMS Energy ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of CMS Energy or Consumers, any direct or indirect transfer of securities by CMS Energy or Consumers, any merger, consolidation, liquidation or dissolution of CMS Energy or Consumers or otherwise); or (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of CMS Energy; or (iii) CMS Energy consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into CMS Energy, in either event pursuant to a transaction in which the outstanding Voting Stock of CMS Energy is changed into or exchanged for cash, securities, or other property, other than any such transaction where (A) the outstanding Voting Stock of CMS Energy is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of CMS Energy immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

The Senior Debt Indenture requires CMS Energy to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by CMS Energy to purchase Exchange Notes at the option of Holders upon a Change in Control. The Change in Control purchase feature of the Exchange Notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of CMS Energy by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the Initial Purchasers. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.

No Exchange Note may be repurchased by CMS Energy as a result of a Change of Control if there has occurred and is continuing an Event of Default described under "Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to the Exchange Notes). In addition, CMS Energy's ability to purchase Exchange Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

CERTAIN RESTRICTIVE COVENANTS

The Senior Debt Indenture contains the covenants described below. Certain capitalized terms used below are defined herein under the heading "Certain Definitions."

Limitation on Restricted Payments

Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are Outstanding and until the Exchange Notes are rated BBB-- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Restricted Payments," CMS Energy will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on the Capital Stock of CMS Energy to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "Restricted Payment") if at the time CMS Energy or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of: (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by CMS Energy from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

The foregoing provisions will not prohibit: (i) dividends or other distributions paid in respect of any class of Capital Stock issued by CMS Energy in connection with the acquisition of any business or assets by CMS Energy or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets; (ii) any purchase or redemption of Capital Stock of CMS Energy made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of CMS Energy (other than Redeemable Stock or Exchangeable Stock); (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or (iv) payments pursuant to the Tax Sharing Agreement.

Limitation on Certain Liens

Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are Outstanding, CMS Energy shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the Exchange Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of CMS Energy, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of CMS Energy at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialmen's, mechanic's and similar liens and certain purchase money liens.

Limitation on Asset Sales

Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are outstanding, CMS Energy may not sell, transfer or otherwise dispose of any property or assets of CMS Energy, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "Asset Sale") unless CMS Energy shall (i) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of CMS Energy which is pari passu with the Exchange Notes or (ii) invest an equal amount not so used in clause (i) in property or assets of related business within 24 months after the date of the Asset Sale (the "Application Period") or (iii) apply such excess Net Cash Proceeds not so used in (i) or (ii) (the "Excess Proceeds") to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of Exchange Notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Exchange Notes on the relevant purchase date and unpaid interest, if any, to the purchase date. CMS Energy shall only be required to make an offer to purchase Exchange Notes from Holders pursuant to subsection (iii) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

The procedures to be followed by CMS Energy in making an offer to purchase Exchange Notes from the Holders with Excess Proceeds, and for the acceptance of such offer by the Holders, shall be the same as those set forth above in "Purchase of Exchange Notes Upon Change of Control" with respect to a Change in Control.

Limitation on Consolidation, Merger, Sale or Conveyance

The Senior Debt Indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if such corporation assumes the obligations of CMS Energy under the Exchange Notes and the Senior Debt Indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia. (Section 9.1) The Senior Debt Indenture further provides that so long as any of the Exchange Notes are Outstanding and until the Exchange Notes are rated BBB-- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance," CMS Energy shall not consolidate with or merge into any other Person or sell, lease or convey the property of CMS Energy in the entirety or substantially as an entirety, unless
(i) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of CMS Energy immediately prior to the transaction, and (ii) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "--Limitation on Consolidated Indebtedness" below. Notwithstanding the foregoing provisions, such a transaction may constitute a Change of Control as described in "--Purchase of Exchange Notes Upon Change in Control" above and give rise to the right of a Holder to require CMS Energy to repurchase all or part of such Holder's Exchange Notes.

Limitation on Consolidated Indebtedness

Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are Outstanding and until the Exchange Notes are rated BBB-- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," CMS Energy will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of CMS Energy and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of CMS Energy and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (i) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (ii) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (iii) the acquisition of any company or business acquired by CMS Energy or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.7 to 1.0.

The foregoing limitation is subject to exceptions for: (i) Indebtedness of CMS Energy to banks not to exceed $1 billion in aggregate outstanding principal amount at any time; (ii) Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof; (iii) certain refinancings and Indebtedness of CMS Energy to a Subsidiary or by a Subsidiary to CMS Energy; (iv) Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or to provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary; (v) Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (vi) Indebtedness issued by CMS Energy not to exceed $150,000,000 in aggregate outstanding principal amount at any time; and (vii) Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

Set forth below is a summary of certain defined terms used in the Senior Debt Indenture. Reference is made to the Senior Debt Indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

"Business Day" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

"Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

"Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

"CMS Electric and Gas" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

"CMS Gas Transmission and Storage" means CMS Gas Transmission and Storage Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

"CMS Generation" means CMS Generation Co., a Michigan corporation and wholly-owned subsidiary of Enterprises.

"CMS MST" means CMS Marketing, Services and Trading Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

"Consolidated Assets" means, at any date of determination, the aggregate assets of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

"Consolidated Coverage Ratio" with respect to any period means the ratio of (i) the aggregate amount of Operating Cash Flow for such period to (ii) the aggregate amount of Consolidated Interest Expense for such period.

"Consolidated Current Liabilities" means, for any period, the aggregate amount of liabilities of CMS Energy and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between CMS Energy and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

"Consolidated Indebtedness" means, at any date of determination, the aggregate Indebtedness of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

"Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Indebtedness of CMS Energy and its Consolidated Subsidiaries, including, without duplication, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other Persons deemed to be Indebtedness of CMS Energy or any Consolidated Subsidiaries under clause (v) or (vi) of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary.

"Consolidated Net Income" means, for any period, the net income of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Subsidiary, except that (A) CMS Energy's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to CMS Energy or a Consolidated Subsidiary as a dividend or other distribution and (B) CMS Energy's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income of any Person acquired by CMS Energy or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of CMS Energy or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and (iv) any net income of any Subsidiary of Consumers, CMS Generation, NOMECO, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this subsection (iv), any cash, dividends or distributions of any such Subsidiary to CMS Energy shall be included in calculating Consolidated Net Income.

"Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than CMS Energy or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

"Consolidated Net Worth" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit,
(B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

"Consolidated Subsidiary" means, any Subsidiary whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.

"Consumers" means Consumers Energy Company, a Michigan corporation, all of whose common stock is on the date hereof owned by CMS Energy.

"Designated Enterprises Subsidiary" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

"Enterprises" means CMS Enterprises Company, a Michigan corporation and wholly-owned subsidiary of CMS Energy.

"Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

"Holder" means the Person in whose name a Note is registered in the security register kept by CMS Energy for that purpose.

"Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics: (i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to CMS Energy or Consumers in exchange for subordinated debt issued by CMS Energy or Consumers, respectively; (ii) such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and (iii) CMS Energy or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

"Hybrid Preferred Securities Subsidiary" means any business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of CMS Energy or Consumers) at all times by CMS Energy or Consumers, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of subordinated debt issued by CMS Energy or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

"Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by Exchange Notes, debentures, bonds or other similar instruments





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

for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through
(iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

"Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

"Net Cash Proceeds" means, (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of CMS Energy and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by CMS Energy or any Restricted Subsidiary of CMS Energy as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25,000,000, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

"NOMECO" means, CMS NOMECO Oil & Gas Co., a Michigan corporation and wholly-owned subsidiary of Enterprises.

"Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

"Other Rating Agency" shall mean any one of Duff & Phelps Credit Rating Co., Fitch Investors Service, L.P. or Moody's Investors Service, Inc., and any successor to any of these organizations which is a nationally recognized statistical rating organization.

"Operating Cash Flow" means, for any period, with respect to CMS Energy and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

"Paying Agent" means any person authorized by CMS Energy to pay the principal of (and premium, if any) or interest on any of the Exchange Notes on behalf of CMS Energy. Initially, the Paying Agent is the Trustee.





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

"Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

"Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the Outstanding Exchange Notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the Outstanding Exchange Notes.

"Restricted Subsidiary" means any Subsidiary (other than Consumers and its subsidiaries) of CMS Energy which, as of the date of CMS Energy's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of CMS Energy and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or CMS Energy and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of Exchange Notes -- Certain Restrictive Covenants -- Limitation on Consolidated Indebtedness," and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by CMS Energy or a Restricted Subsidiary and
(iii) such Restricted Subsidiary must be a Consolidated Subsidiary.

"Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Exchange Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by CMS Energy which is acceptable to the Trustee.

"Subordinated Indebtedness" means any Indebtedness of CMS Energy (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the Exchange Notes.

"Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other Subsidiaries, or by CMS Energy and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Support Obligations" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt,
(iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

"Tax-Sharing Agreement" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among CMS Energy, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

"Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).





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

EVENTS OF DEFAULT

The occurrence of any of the following events with respect to the Exchange Notes will constitute an "Event of Default" with respect to the Exchange Notes:
(a) default for 30 days in the payment of any interest on, or Liquidated Damages (as defined herein), if any, with respect to, any of the Exchange Notes; (b) default in the payment when due of any of the principal of or the premium, if any, on any of the Exchange Notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the Holders or otherwise; (c) default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the Senior Debt Indenture relating to the Exchange Notes after written notice thereof as provided in the Senior Debt Indenture; (d) certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers; (e) entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days; or (f) a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the Senior Debt Indenture.

If an Event of Default on the Exchange Notes shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Exchange Notes then Outstanding may declare the principal of all the Exchange Notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately. (Section 5.1)

Upon certain conditions, any such declaration may be rescinded and annulled if all Events of Default, other than the nonpayment of accelerated principal, with respect to the Senior Debt Securities of all affected series then Outstanding shall have been cured or waived as provided in the Senior Debt Indenture by the holders of a majority in aggregate principal amount of the Senior Debt Securities of the affected series then Outstanding. (Section 5.1)

The Senior Debt Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Debt Indenture at the request, order or direction of the Holders of the Exchange Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.1 and 6.2(d)) Subject to such provisions for indemnity and certain other limitations contained in the Senior Debt Indenture, the Holders of a majority in aggregate principal amount of the Senior Debt Securities of each affected series then Outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Debt Securities of such affected series. (Sections 5.9 and 6.2)

The Senior Debt Indenture provides that no holder of Senior Debt Securities, including the Exchange Notes, may institute any action against CMS Energy under the Senior Debt Indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of Senior Debt Securities of the affected series then Outstanding (voting as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the Senior Debt Securities of the affected series then Outstanding (voting as one class). (Sections 5.6, 5.7 and 5.9)

The Senior Debt Indenture requires CMS Energy to furnish to the Trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the Senior Debt Indenture. (Section 4.3(d)) The Senior Debt Indenture provides that the Trustee may withhold notice to the Holders of the Exchange Notes of any default affecting such Exchange Notes (except defaults as to payment of principal, premium or interest on the Exchange Notes) if it considers such withholding to be in the interests of the Holders of the Exchange Notes. (Sections 5.11)

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

The Senior Debt Indenture provides that, at the option of CMS Energy: (a) CMS Energy will be discharged from any and all obligations in respect of the Exchange Notes (except for certain obligations to register the transfer of or exchange of the Exchange Notes, to replace stolen, lost or mutilated Exchange Notes, to maintain paying agencies and to maintain the trust described below), or (b) CMS Energy need not comply with certain restrictive covenants of the Senior Debt Indenture (including those described under "Limitation on Consolidation, Merger or Sale of Assets"), in each case if CMS Energy irrevocably deposits in trust with the Trustee





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

money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Exchange Notes on the stated maturity of such Exchange Notes (which may include one or more redemption dates designated by CMS Energy) in accordance with the terms thereof. To exercise such option, CMS Energy is required, among other things, to deliver to the Trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the Holders of the Exchange Notes to recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and such Holders will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a discharge as described in clause (a) of the preceding sentence, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the Senior Debt Indenture there has been a change in the applicable Federal income tax law. (Section 10.1)

In the event CMS Energy exercises its option to effect a covenant defeasance with respect to the Exchange Notes as described in the preceding paragraph and the Exchange Notes are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and securities on deposit with the Trustee would be insufficient to pay amounts due on the Exchange Notes at the time of the acceleration resulting from such Event of Default, CMS Energy would remain liable for such amounts.

CMS Energy may also obtain a discharge of the Senior Debt Indenture with respect to all Senior Debt Securities then Outstanding (except for certain obligations to register the transfer of or exchange such Senior Debt Securities, to replace stolen, lost or mutilated Senior Debt Securities, to maintain paying agencies and to maintain the trust described below) by irrevocably depositing in trust with the Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Senior Debt Securities on the stated maturities thereof (including one or more redemption dates), provided that such Senior Debt Securities are by their terms due and payable, or are to be called for redemption, within one year. (Section 10.1)

For United States Federal income tax purposes any deposit contemplated in the preceding paragraph would be treated as an exchange of the Exchange Notes outstanding for other property. Accordingly, Holders may be required to recognize a gain or loss for United States Federal income tax purposes upon such exchange. In addition, such Holders thereafter may be required to recognize income from such property which could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

MODIFICATION OF THE SENIOR DEBT INDENTURE

The Senior Debt Indenture permits CMS Energy and the Trustee to enter into supplemental indentures thereto without the consent of the holders of any Senior Debt Securities, including the Exchange Notes, to: (a) secure the Senior Debt Securities of one or more series, (b) evidence the assumption by a successor corporation of the obligations of CMS Energy under the Senior Debt Indenture and the Senior Debt Securities then Outstanding, (c) add covenants for the protection of the holders of the Senior Debt Securities, (d) cure any ambiguity or correct any defect or inconsistency in the Senior Debt Indenture or to make such other provisions as CMS Energy deems necessary or desirable with respect to matters or questions arising under the Senior Debt Indenture, provided that no such action adversely affects the interests of any holders of Senior Debt Securities, (e) establish the form and terms of any series of securities under the Senior Debt Indenture and (f) evidence the acceptance of appointment by a successor Trustee. (Section 8.1)

The Senior Debt Indenture also permits CMS Energy and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Senior Debt Securities of all series then Outstanding and affected (voting as one class), to enter into supplemental indentures, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Senior Debt Indenture or modify in any manner the rights of the holders of the Senior Debt Securities of each such affected series; provided, however, that CMS Energy and the Trustee may not, without the consent of the holders of each Senior Debt Security then outstanding and affected thereby, enter in to any supplemental indenture to: (a) change the time of payment of the principal (or any installment of principal) of any Senior Debt Security, or reduce the principal amount thereof, or reduce the rate or change the time or payment of interest thereon, or reduce the amount payable on any Original Issue Discount Securities upon acceleration or provable in bankruptcy, or impair the right to institute suit for the enforcement of any payment on any Senior Debt Security when due; or (b) reduce the percentage in principal amount of the Senior Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the Senior Debt Indenture. (Section 8.2)

Prior to the acceleration of the maturity of any Senior Debt Security, the holders of a majority in aggregate principal amount of the Senior Debt Securities of all series at the time Outstanding with respect to which a default or an Event of Default shall have occurred and be continuing (voting as one class) may on behalf of the holders of all such affected Senior Debt Securities waive any past default of Event of Default and its consequences, except a default or an Event of Default in respect of a covenant or provision of the Senior Debt Indenture or of any Senior Debt Security which cannot be modified or amended without the consent of the holder of each Senior Debt Security affected. (Section 5.10)

GOVERNING LAW

The Senior Debt Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

CONCERNING THE TRUSTEE

NBD Bank, the Trustee under the Senior Debt Indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

The Exchange Notes will be issued initially in the form of one or more registered global Exchange Notes without interest coupons (collectively, the "Global Exchange Notes"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Exchange Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

Depositary Procedures

DTC has advised CMS Energy that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

DTC has also advised CMS Energy that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.





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


The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

EXCEPT AS DESCRIBED IN "- TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

Under the terms of the Senior Debt Indenture, CMS Energy and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Senior Debt Indenture. Consequently, neither CMS Energy, the Trustee nor any agent of CMS Energy or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

DTC has advised CMS Energy that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or CMS Energy. Neither CMS Energy nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and CMS Energy and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

The Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

DTC has advised CMS Energy that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default with respect to the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants. See "- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of CMS Energy or the Trustee will have any responsibility for the performance by DTC, or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that CMS Energy believes to be reliable, but CMS Energy takes no responsibility for the accuracy thereof.





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


Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes

An entire Global Note may be exchanged for Certificated Exchange Notes if
(i) (x) DTC notifies CMS Energy that it is unwilling or unable to continue as Depositary for the Global Exchange Notes or CMS Energy determines that DTC is unable to act as such Depositary and CMS Energy thereupon fails to appoint a successor depositary within 90 days or (y) DTC has ceased to be a clearing agency registered under the Exchange Act, (ii) CMS Energy, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, CMS Energy will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

Neither CMS Energy nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or DTC in identifying the beneficial owners of Exchange Notes, and CMS Energy and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Certificated Exchange Notes may be exchangeable for other Certificated Exchange Notes of any authorized denominations and of a like aggregate principal amount and tenor. Certificated Exchange Notes may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of the Trustee in Detroit, Michigan (the "Security Registrar"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of Exchange Notes; however, CMS Energy may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the Senior Debt Indenture. Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. CMS Energy may at any time designate additional transfer agents with respect to the Exchange Notes.

CMS Energy shall not be required to (a) issue, exchange or register the transfer of any Certificated Note for a period of 15 days next preceding the mailing of notice of redemption of such Note or (b) exchange or register the transfer of any Certificated Note or portion thereof selected, called or being called for redemption, except in the case of any Certificated Note to be redeemed in part, the portion thereof not so to be redeemed.

If a Certificated Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the Holder of such expenses as may be incurred by CMS Energy and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as CMS Energy and the Security Registrar may require. Mutilated Exchange Notes must be surrendered before new Exchange Notes will be issued. (Section 2.9)

Same Day Settlement and Payment

Payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, and interest, will be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. Principal, premium, if any, and interest on all Certificated Exchange Notes in registered form will be payable at the office or agency of the Trustee in The City of New York, except that, at the option of CMS Energy, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the security register. (Sections 3.1 and 3.2) Payment of any interest due on Exchange Notes will be made to the Persons in whose name such Exchange Notes are registered at the close of business on the Record Date for such interest payments. (Section 2.3(f)) The record dates for the Exchange Notes shall be May 1 or November 1 preceding the applicable payment date.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

The Notes were sold by CMS Energy on November 7, 1997, pursuant to the Purchase Agreement dated November 4, 1997 (the "Purchase Agreement") by and among CMS Energy and the Initial Purchasers and were subsequently offered by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A that are accredited investors in a manner exempt from registration under the Securities Act as well as to purchasers pursuant to Regulation S under the Securities Act.

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the Exchange Offer Registration Statement and a copy of which is available as set forth in "Available Information."

CMS Energy and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which CMS Energy agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to the offer to exchange the Notes for the Exchange Notes to be registered under the Securities Act with terms substantially identical to those of the Notes (the "Exchange Offer") (except that the Exchange Notes will not contain terms with respect to certain transfer restrictions, registration rights and interest step-in provisions). Upon the effectiveness of the Exchange Offer Registration Statement, CMS Energy will offer Exchange Notes pursuant to the Exchange Offer in exchange for Transfer Restricted Securities (as defined herein) to the Holders of Transfer Restricted Securities who are able to make certain representations. If (i) CMS Energy is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies CMS Energy that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Exchange Notes acquired directly from CMS Energy or an affiliate of CMS Energy, CMS Energy will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Exchange Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. CMS Energy will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of such Note for an Exchange Note, the date on which such an Exchange
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or (iv) the date on which such Note is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act.

The Registration Rights Agreement provides that (i) CMS Energy will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing, (ii) CMS Energy will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, CMS Energy will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, CMS Energy will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after the date on which CMS Energy becomes obligated to file such Shelf Registration Statement. Except as provided in the next paragraph, if (a) CMS Energy fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) CMS Energy fails to consummate the Exchange Offer within 30 business days after the Registration Statement is first declared effective with respect to the Exchange Offer Registration Statement or
(d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above being a "Registration Default"), then CMS Energy will pay liquidated damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by CMS Energy on each interest payment date to the Depositary by wire transfer of immediately available funds or by federal funds check and to Holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of Notes will be required to make certain representations to CMS Energy (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

The term "Expiration Date" shall mean                , 1998, unless CMS Energy,
in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

To extend the Expiration Date, CMS Energy will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that CMS Energy is extending the Exchange Offer for a specified period of time.

CMS Energy reserves the right (i) to delay acceptance of any Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Notes not previously accepted if any of the conditions set forth herein under "- Conditions" shall have occurred and shall not have been waived by CMS Energy, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by CMS Energy to constitute a material change, CMS Energy will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Notes of such amendment.

Without limiting the manner in which CMS Energy may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, CMS Energy shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

The Exchange Notes will accrue interest at the rate of 7 3/8% per annum from the last date on which interest was paid on the Notes, or, if no interest has been paid on such Notes, from November 7, 1997, the date of issuance of the Notes for which the Exchange Offer is being made. Interest on the Exchange Notes is payable semiannually on May 15 and November 15, commencing May 15, 1997.

PROCEDURES FOR TENDERING

To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon Medallion Guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes into the Exchange Agent's account at The Depositary (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS.

IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO CMS ENERGY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of Notes will constitute an agreement between such holder and CMS Energy in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor' institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by CMS Energy, evidence satisfactory to CMS Energy of their authority to so act must be submitted with the Letter of Transmittal.

All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Notes will be determined by CMS Energy, in its sole discretion, which determination will be final and binding. CMS Energy reserves the absolute right to reject any and all Notes not properly tendered or any Notes which, if accepted, would, in the opinion of counsel for CMS Energy, be unlawful. CMS Energy also reserves the absolute right to waive any irregularities or conditions of tender as to particular Notes. CMS Energy's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as CMS Energy shall determine. Neither CMS Energy, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

In addition, CMS Energy reserves the right, in its sole discretion, subject to the provisions of the Senior Debt Indenture, to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Agreement, and to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Notes properly tendered will be accepted promptly after the Expiration Date, and the Exchange Notes will be issued promptly after acceptance of the Notes. See "- Conditions." For purposes of the Exchange Offer, Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if CMS Energy has given oral or written notice thereof to the Exchange Agent.

In all cases, issuance of Exchange Notes for Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

The Exchange Agent will make a request to establish an account with respect to the Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book- Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by CMS Energy (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Notes and the amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "- Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Notes were tendered, identify the principal amount of the Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes and otherwise comply with the procedures of such Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by CMS Energy, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "- Procedures for Tendering" and "- Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

Notwithstanding any other term of the Exchange Offer, Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Notes, and CMS Energy may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if, because of any change in law, or applicable interpretations thereof by the Commission, CMS Energy determines that it is not permitted to effect the Exchange Offer. CMS Energy has no obligation to, and will not knowingly, permit acceptance of tenders of Notes from affiliates of CMS Energy or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the Commission, or if the Exchange Notes to be received by such holder or holders of Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

NBD Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Mail (Certified, Registered, Overnight or First Class) or Hand Delivery:

                                    NBD Bank
                  c/o First Chicago Trust Company of New York
                                 14 Wall Street
                              8th Floor, Window 2
                           New York, New York  10005

                                  By Facsimile
                        (For Eligible Institutions Only)
                                 (212) 240-8438

                                Telephone Number
                                 (212) 240-8801

FEES AND EXPENSES

The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by CMS Energy. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of CMS Energy.

CMS Energy will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. CMS Energy, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

The expenses to be incurred in connection with the Exchange Offer will be paid by CMS Energy, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

CMS Energy will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, CMS Energy believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is an "affiliate" of CMS Energy within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13,1998, as interpreted in the Commission's letter to Shearman & Sterling dated July 2, 1993) and Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar no-action letters (collectively the "No-Action Letters") but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

By tendering in the Exchange Offer, each Holder (or DTC participant, in the case of tenders of interests in the Global Notes held by DTC) will represent to CMS Energy (which representation may be contained the Letter of Transmittal) to the effect that (A) it is not an affiliate of CMS Energy, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (C) it is acquiring the Exchange Notes in its ordinary course of business. Each Holder will acknowledge and agree that any broker-dealer and any such Holder using the Exchange Offer to participate in a distribution of the Exchange Notes acquired in the Exchange Offer (1) could not under Commission policy as in effect on the date of the Registration Rights Agreement rely on the position of the Commission enunciated in the No-Action Letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Notes acquired by such Holder directly from CMS Energy or an affiliate thereof.

To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the Exchange Notes prior to offering or selling such Exchange Notes. CMS Energy has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to cooperate with selling Holders or underwriters in connection with the registration and qualification of the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of Exchange Notes to trade the Exchange Notes without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be registered under the Securities Act, except pursuant a transaction not subject to, the Securities Act and applicable state securities laws. CMS Energy does not currently anticipate that it will register the Notes under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

                        DIRECTORS AND EXECUTIVE OFFICERS

The information required by this item appears (i) under "Nominees for Election as Directors" on pages 2 through 5 of CMS Energy's definitive Proxy Statement, dated April 21, 1997, relating to it 1997 Annual Meeting of Shareholders (the "1997 Proxy Statement"); (ii) under "Section 16(a) Beneficial Ownership Reporting Compliance" on page 6 of the 1997 Proxy Statement; and (iii) under "CMS Energy and Consumers Executive Officers" on pages 25 through 27 of CMS Energy and Consumers Annual Report on Form 10-K for the fiscal year ended December 31, 1996, all of which information is incorporated by reference.





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

                             EXECUTIVE COMPENSATION

The information required by this item appears under (i) "Executive Compensation" on pages 10 through 12 of the 1997 Proxy Statement; (ii) "Organization and Compensation Committee Report" on pages 13 through 14 of the 1997 Proxy Statement; and (iii) "Comparison of Five-year Cumulative Total Return Among CMS Energy Corporation, S&P 500 Index & Dow Jones Utility Index" on page 15 of the 1997 Proxy Statement all of which information is incorporated by reference.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES

The following summary describes the principal United States federal income tax consequences to holders who exchange Notes for Exchange Notes pursuant to the Exchange Offer. This summary is intended to address the beneficial owners of Notes that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any State or the District of Columbia, or estates or trusts that are not foreign estates or trusts for United States federal income tax purposes, in each case, that hold the Notes as capital assets.

The exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of a Note whose Note is accepted in the Exchange Offer will not recognize gain or loss on the exchange. A tendering holder's tax basis in the Exchange Notes received pursuant to the Exchange Offer will be the same as such holder's tax basis in the Notes surrendered therefor. A tendering holder's holding period for the Exchange Notes received pursuant to the Exchange Offer-will include its holding period for the Notes surrendered therefor.

ALL HOLDERS OF NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes by a United States Holder (as defined below). This summary deals only with the United States Holders that will hold the Notes or the Exchange Notes as capital assets. The discussion does not cover-all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax- deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

As used herein, the term "United States Holder" means a beneficial owner of the Notes or the Exchange Notes that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof,
(iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the Notes or the Exchange Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST

Interest paid on an Existing Note or an Exchange Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

In general (with certain exceptions described below) a United States Holder's tax basis in an Exchange Note will equal the price paid for the Notes for which such Exchange Note was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of an Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of an Note or a Exchange Note will be capital gain or loss. Under the "Taxpayer Relief Act of 1997" (the "Taxpayer Act") the maximum rate applicable to long-term capital gains of individuals has been reduced to 20%. However, the Taxpayer Act also extends the holding period for long-term capital gains to 18 months for capital assets disposed of after July 28, 1997. Gain on capital assets held between 12 months and 18 months are subject to tax at a maximum rate of 28%. Any such gain will generally be United States source gain.

BOND PREMIUM

If a United States Holder acquires an Exchange Note or has acquired a Note, in each ease, for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of an Exchange Note will be reduced by any amortizable bond premium taken as a deduction.

MARKET DISCOUNT

The purchase of an Exchange Note or the purchase of a Note other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Note or a Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the Exchange Note with respect to which it is made and is irrevocable.

In lieu of including the accrued market discount income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of a Exchange Note (or, where applicable, a predecessor Note) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount Exchange Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Exchange Note, if any, in an amount not exceeding the accrued market discount on such Exchange Note until the maturity or disposition of such Exchange Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Payments of interest and principal on, and the proceeds of sale or other disposition of the Notes or the Exchange Notes payable to a United States Holder, may be subject to information reporting requirements and backup withholding at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.


                              PLAN OF DISTRIBUTION


Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Notes where such Notes were acquired as a result of market-making activities or other trading activities. CMS Energy has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

CMS Energy will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of one year after the Expiration Date, CMS Energy will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. CMS Energy has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

Opinions as to the legality of the Exchange Notes will be rendered for CMS Energy by Michael D. Van Hemert, Assistant General Counsel for CMS Energy.

                                    EXPERTS

The consolidated financial statements and schedules of CMS Energy as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

With respect to the unaudited interim consolidated financial information for the periods ended March 31, June 30, and September 30, 1996 and 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extend that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY, THE INITIAL PURCHASERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                ---------------

                          TABLE OF CONTENTS

                                                                            PAGE
 Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .    1
 Incorporation of Certain Documents by
   Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
 Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
 CMS Energy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
 Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . .    9
 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
 Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . .   10
 Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
 Description of Exchange Notes . . . . . . . . . . . . . . . . . . . . . .   12
 The Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
 Directors and Executive Officers  . . . . . . . . . . . . . . . . . . . .   32
 Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . .   33
 Certain United States Federal Income
   Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
 Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .   35
 Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
 Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36



                               OFFER TO EXCHANGE
                             7 3/8% UNSECURED NOTES
                                   DUE 2000,
                                    SERIES B


                               FOR ANY AND ALL
                              OF THE OUTSTANDING
                            7 3/8% UNSECURED NOTES
                                  DUE 2000,
                                   SERIES A





                           WHICH HAVE BEEN REGISTERED
                       UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED



                               [CMS ENERGY LOGO]











--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS ENERGY'S BYLAWS PROVIDE:

The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of the Articles of Incorporation reads:

A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (I) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551 (I) of the Michigan Business Corporation Act, and (iv) any action from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of the Articles of Incorporation reads:

Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provides CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy's subsidiaries and CMS Energy's officers and directors are indemnified against such losses by reason of their being or having been directors of officers or another corporation, partnership, joint venture, trust or other enterprise at CMS Energy's request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.      DESCRIPTION

*3(a)            -     Restated Articles of Incorporation of CMS Energy.
                       (Designated in CMS Energy's form S-4 dated June 6, 1995,
                       File No. 33-60007, as Exhibit 3(c).)

*3(b)            -     By-Laws of CMS Energy.  (Designated in CMS Energy's Form
                       10-K for the year ended December 31, 1994, File No.
                       1-9513, as Exhibit 3(c).)

*4(a)            -     Indenture dated as of September 15, 1992 between CMS
                       Energy Corporation and NBD Bank, as Trustee.
                       (Designated in CMS Energy's Form S-3 Registration
                       Statement filed May 1, 1992, File No. 33-47629, as
                       Exhibit (4)(a).)

                       First Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit (4).)

                       Second Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit 4(a).)

                       Third Supplemental Indenture dated as of May 6, 1997 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 10-Q for the quarter ended March 31, 1997, File No. 1-9513, as Exhibit (4).)

                       Fourth Supplemental Indenture dated as of September 26, 1997 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's form S-3 Registration Statement filed October 6, 1997, File No. 333-37241, as Exhibit (4)(a).)

                       Fifth Supplemental Indenture dated as of November 4, 1997 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 10-Q for the quarter ended September 30, 1997, File No. 1-9513, as Exhibit (4)(b).)

*4(b)            -     Credit Agreement dated as of July 21, 1997, among CMS
                       Energy Corporation, the Banks, the Administrative Agent, the Collateral Agent, the Documentation Agent, the
                       Syndication Agent, the Co-Agents and the Lead Manager, all as defined therein, and the Exhibits thereto.
                       (Designated in CMS Energy's Form 10-Q for the quarter ended June 30, 1997, File No. 1-9513, as Exhibit (4).)

*4(c)            -     Form of Exchange Note.  (Designated in CMS Energy's Form
                       10-Q for the quarter ended September 30, 1997, File No.
                       1-9513, as Exhibit (4)(b).)

 4(d)            -     Registration Rights Agreement dated as of November 7,
                       1997 by and among CMS Energy Corporation and Donaldson,
                       Lufkin & Jenrette Securities Corporation, Chase
                       Securities Inc., CIBC Oppenheimer Corp., Morgan Stanley
                       & Co. Incorporated, and Salomon Brothers Inc.

 5               -     Opinion of Michael D. Van Hemert, Assistant General
                       Counsel for CMS Energy.

 8               -     Opinion of Theodore J. Vogel, Tax Counsel for CMS
                       Energy, regarding tax matters.

*12              -     Statement re: computation of Ratios of Earnings to Fixed
                       Charges.  (Designated in CMS Energy's Form S-3 dated
                       December 3, 1997, File No. 333-41395, as Exhibit (12).)

 15              -     Letter re: unaudited interim financial information.

 23(a)           -     Consent of Michael D. Van Hemert, Assistant General
                       Counsel for CMS Energy (included in Exhibit 5 above).

 23(b)           -     Consent of Theodore J. Vogel, Tax Counsel for CMS Energy
                       (included in Exhibit 8 above).

 23(c)           -     Consent of Arthur Anderson LLP.

*24              -     Powers of Attorney of Directors whose names are signed
                       to this registration statement pursuant to such powers.
                       (Designated in CMS Energy's Form S-3 dated December 3,
                       1997, File No. 333-41395, as Exhibit (24).)

*25              -     Statement of Eligibility and Qualification of NBD Bank
                       (Trustee under the Supplemental Indenture). (Designated in CMS Energy's Form S-3 dated December 5, 1996, File
                       No. 333-17289, as Exhibit (25)(a).)

 99(a)           -     Form of Letter of Transmittal for the 7 3/8% Unsecured
                       Notes, Due 2000, Series B.

 99(b)           -     Certification of Taxpayer Identification Number on
                       Substitute Form W-9.

 99(c)           -     Form of Notice of Guaranteed Delivery.

---------------
* Previously filed

    Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned registrants hereby undertake:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

    (3) To respond to requests for information that is incorporated by reference in to the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, and State of Michigan, on the 23rd day of December, 1997.

                                     CMS ENERGY CORPORATION


                                     By: /s/ A.M. Wright
                                         ----------------------------
                                         Alan M. Wright
                                         Senior Vice President,
                                           Chief Financial Officer and Treasurer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Name                                                        Title                                     Date
     ----                                                        -----                                     ----
  (i) Principal executive officer

      /s/ William T. McCormick, Jr.                         Chairman of the Board, Chief
      ---------------------------------------               Executive Officer and Director             December 23, 1997
      William T. McCormick, Jr.

 (ii) Principal financial officer:


      /s/ A.M. Wright                                       Senior Vice President, Chief
      ---------------------------------------               Financial Officer and Treasurer            December 23, 1997
      Alan M. Wright

(iii) Controller or principal accounting officer


      /s/ P.D. Hopper                                       Senior Vice President, Controller and
      ---------------------------------------               Chief Accounting Officer                   December 23, 1997
      Preston D. Hopper


                         *                                  Director
       ----------------------------------------
       (John M. Deutch)                                                                                December 23, 1997


                         *
       ----------------------------------------
       (James J. Duderstadt)                                Director                                   December 23, 1997



       ----------------------------------------
       (Kathleen R. Flaherty)                               Director                                   December 23, 1997

                         *                                  Director
      -----------------------------------------
      (Victor J. Fryling)                                                                             December 23, 1997


                         *                                  Director
      -----------------------------------------
      (Earl D. Holton)                                                                                December 23, 1997


                         *                                  Director
      -----------------------------------------
      (William U. Parfet)                                                                             December 23, 1997


                                                            Director
      -----------------------------------------
      (Percy A. Pierre)                                                                               December 23, 1997


                         *                                  Director
      -----------------------------------------
      (Kenneth Whipple)                                                                               December 23, 1997


                         *                                  Director
      -----------------------------------------
      (John B. Yasinsky)                                                                              December 23, 1997



*By:  /s/ A.M. Wright
      -----------------------------------------
      Alan M. Wright
      Attorney in-fact

                              INDEX TO EXHIBITS


EXHIBIT NO.                                                     DESCRIPTION
------- ---                                                     -----------

*3(a)    -       Restated Articles of Incorporation of CMS Energy. (Designated
                 in CMS Energy's form S-4 dated June 6, 1995, File No.
                 33-60007, as Exhibit 3(c).)

*3(b)    -       By-Laws of CMS Energy. (Designated in CMS Energy's Form
                 10-K for the year ended December 31, 1994, File No. 1-9513, as Exhibit 3(c).)

*4(a)    -       Indenture dated as of September 15, 1992 between CMS Energy
                 Corporation and NBD Bank, as Trustee, (Designated in CMS
                 Energy's Form S-3 Registration Statement filed May 1, 1992,
                 File No. 33-47629, as Exhibit (4).)

                 First Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit (4).)

                 Second Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit 4(a).)

                 Third Supplemental Indenture dated as of May 6, 1997 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 10-Q for the quarter ended March 31, 1997, File No. 1-9513, as Exhibit (4).)

                 Fourth Supplemental Indenture dated as of September 26, 1997 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's form S-3 Registration Statement filed October 6, 1997, File No. 333-37241, as Exhibit (4)(a).)

                 Fifth Supplemental Indenture dated as of November 4, 1997 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 10-Q for the quarter ended September 30, 1997, File No. 1-9513, as Exhibit (4)(b).)

*4(b)    -       Credit Agreement dated as of July 21, 1997, among CMS Energy
                 Corporation, the Banks, the Administrative Agent, the
                 Collateral Agent, the Documentation Agent, the Syndication
                 Agent, the Co-Agents and the Lead Manager, all as defined therein, and the Exhibits thereto. (Designated in CMS Energy's
                 Form 10-Q for the quarter ended June 30, 1997, File No.
                 1-9513, as Exhibit (4).)

*4(c)    -       Form of Exchange Note. (Designated in CMS Energy's Form 10-Q
                 for the quarter ended September 30, 1997, File No. 1-9513, as
                 Exhibit (4)(b).)

 4(d)    -       Registration Rights Agreement dated as of November 7, 1997 by and among CMS Energy Corporation and Donaldson, Lufkin &
                 Jenrette Securities Corporation, Chase Securities Inc., CIBC
                 Oppenheimer Corp., Morgan Stanley & Co. Incorporated, and
                 Salomon Brothers Inc.


 5       -       Opinion of Michael D. Van Hemert, Assistant General Counsel
                 for CMS Energy.

 8       -       Opinion of Theodore J. Vogel, Tax Counsel for CMS Energy,
                 regarding tax matters.

*12      -       Statement re: computation of Ratios of Earnings to Fixed
                 Charges. (Designated in CMS Energy's Form S-3 dated December
                 3, 1997, File No. 333-41395, as Exhibit (12).)

 15      -       Letter re: unaudited interim financial information.

 23(a)   -       Consent of Michael D. Van Hemert, Assistant General
                 Counsel for CMS Energy (included in Exhibit 5 above).

 23(b)   -       Consent of Theodore J. Vogel, Tax Counsel for CMS Energy
                 (included in Exhibit 8 above).

 23(c)   -       Consent of Arthur Anderson LLP.

*24      -       Powers of Attorney of Directors whose names are signed to this registration statement pursuant to such powers. (Designated in CMS Energy's Form S-3 dated December 3, 1997, File No. 333-
                 41395, as Exhibit (24).)

*25      -       Statement of Eligibility and Qualification of NBD Bank
                 (Trustee under the Supplemental Indenture). (Designated in
                 CMS Energy's Form S-3 dated December 5, 1996, File No. 333-
                 17289, as Exhibit (25)(a).)

 99(a)   -       Form of Letter of Transmittal for the 7 3/8% Unsecured Notes,
                 Due 2000, Series B.

 99(b)   -       Certification of Taxpayer Identification Number on Substitute
                 Form W-9.

99(c)    -       Form of Notice of Guaranteed Delivery.


-------------
* Previously filed

    Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.